Liquidation Plan

                         Exhibit 3.3-C

    Medicare Supplement Pre-Standard Assumption Certificates


     The Medicare Supplement Pre-Standard Assumption Certificate is attached hereto and incorporated herein by reference.

               AMERICAN CAPITOL INSURANCE COMPANY


POLICY NUMBER:

INSURED:

                   CERTIFICATE OF ASSUMPTION

This is to certify that AMERICAN CAPITOL INSURANCE COMPANY ("American Capitol"), a life insurance company organized and existing under the laws of the State of Texas with offices in Houston, Texas, has assumed and reinsured all contractual obligations existing under the policy identified above heretofore issued or assumed by STATESMAN NATIONAL LIFE INSURANCE COMPANY ("Statesman") in accordance with the terms and conditions thereof, the same as if such policy had been originally issued with all its terms, covenants, stipulations and provisions, by American Capitol. This Certificate of Assumption is being issued in accordance with the terms and conditions of an Assumption Agreement entered into between American Capitol and Statesman.

The  Effective Date of this Certificate of Assumption is June  1,
1999.

Future  payments of benefits and claims will be made by  American
Capitol, and all premium payments, claims and correspondence relating to the policy should be sent to:

       Mailing Address                   Delivery Address

       P. O. Box 42814           10555 Richmond Avenue, 2nd Floor
    Houston, TX 77242-2814              Houston, TX 77042

IN WITNESS WHEREOF, AMERICAN CAPITOL INSURANCE COMPANY has caused this Certificate to be signed by its duly authorized officers as of the effective date.

/s/H. Kathleen Musselwhite            /s/John D. Cornett, President
--------------------------------      -----------------------------
H. Kathleen Musselwhite, Secretary    John D. Cornett, President

  THIS CERTIFICATE BECOMES A PART OF YOUR POLICY AND SHOULD BE
                        ATTACHED THERETO.

ISSU###-##-####